Exhibit 10.2

TRANSLATION

Amendment to Basic Contract on Joint Development and Grant of License

This Amendment (this “Amendment”) is made and entered into as of May 18, 2016, by between MagnaChip Semiconductor, Ltd. (hereinafter “MC”) and Silicon Works Co., Ltd. (hereinafter “SW”). The parties agree to perform this Amendment based upon mutual good-faith.

RECITALS

WHEREAS, on November 10, 2006, MC and SW had entered into a Basic Contract on Joint Development and Grant of License (the “Contract”); and the parties to the Contract now desire to amend the Article 7 (Payment of Running Royalty) of the Contract.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Capitalized terms not defined herein have the same meanings set forth in the Contract.

2.	The Article 7 of the Contract hereby shall be deleted and replaced by the following:

Article 7 (Payment of Running Royalty)

1.	MC shall pay a running royalty which is equivalent to a certain percentage of the “Net Selling Price” of the Contract Product in return for the license granted by SW based on the Contract by end of the next month of the month when the Contract Product was sold.

2.	“Total Selling Amount” of the Contract Product referred to the Contract shall mean the sales amount of Contract Product in relation to mass production to MC’s customers.

3.	“Net Selling Price” referred to the Contract shall mean the Total Selling Amount minus all the expenses incurred for sale of the Contract Product including, but limited to the following amounts and it is set as 0.1% of the Total Selling Amount.

Discount given in accordance with transaction discount practice

Price of the Contract Products that were returned due to defect

Value-added tax imposed in relation to sale of the Contract Product

Insurance and transportation charges incurred in relation to sale of the Contract Product

4.	The rate of the running royalty for the Contract Product is determined based on agreement between the two parties when the Development Contract is sealed and the Development Contract, in principle, shall be signed 15 days before initiation of development of the Contract Product.

5.	The rate of the running royalty, payment terms and penalty interest due to delinquencies and determined and prescribed in the Development Contract.

3. To the extent any term or condition of the Contract conflicts with or is inconsistent with this Amendment, the parties agree that this Amendment shall prevail. Except as set forth herein, all terms and conditions of the Contract shall remain in full force and effect.

IN WITNESS WHEREOF, each party produces two copies of this Amendment and keeps one copy each after signing it in order to prove existence and contents of this Amendment.

MagnaChip Semiconductor, Ltd.	Silicon Works Co., Ltd.

/s/ Young-Joon Kim	/s/ Daeguen Han
CEO	CEO